Exhibit 99.1

Knology Reports Results for Third Quarter 2011

WEST POINT, Ga.--(BUSINESS WIRE)--November 8, 2011--Knology, Inc. (Nasdaq: KNOL):

Third Quarter Highlights:

  Connections growth for the third quarter of 2011 was 11,972, excluding the 11,301 connections sold associated with the previously announced Troy, AL divestiture. Both the residential and commercial segments added connections in all three services resulting in 6,590 data adds, 2,093 video adds and 3,289 voice adds. The 11,972 third quarter connection additions represent an increase of 10,213 connections, or 581% compared to the same period last year.
  Revenue increased to $130.0 million for the third quarter of 2011, up 15.1% compared to the same period one year ago.
  EBITDA, as adjusted, increased to $45.2 million for the quarter, an increase of 17.9% compared to the same period in 2010. EBITDA as a percent of revenue increased to 34.7% in the third quarter of 2011 compared to 33.9% for the third quarter of 2010.
  Operating income increased to $18.5 million for the quarter, representing an increase of 21.4% compared to the same period in 2010.
  Net Income increased to $10.3 million, or $0.27 per basic share and $0.26 per diluted share, for the third quarter, representing a 74% increase compared to the third quarter of 2010.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $5.6 million in the third quarter, a 14% increase compared to the third quarter of 2010. Capital expenditures amounted to $30.6 million in the quarter, which included continued investment related to the high ROI network edge-out expansion.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the quarter ended September 30, 2011.

“Our focus on customer and RGU growth paid off handsomely in the third quarter resulting in organic connection growth of almost 12,000 units, which is our best third quarter in several years,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “This performance included growth from both the edge-out and legacy footprints and yielded increases in all three services – data, video and voice connections. Our emphasis on the customer experience and providing quality customer service continues to be a winning formula in the market.”

Todd Holt, Knology’s President, added, “The third quarter demonstrated the strength of our edge- out and growth strategies. We are successfully integrating our recent acquisitions, and have also continued to execute well on our internally funded growth strategy. The previously announced Troy, AL divestiture was completed as planned and our balance sheet remains strong. We are pleased with where the business stands as of quarter end and look forward to completing a successful 2011.”

Total revenue for the third quarter of 2011 was $130.0 million, compared to revenue of $112.9 million for the same period one year ago and $131.4 million for the previous quarter. Knology reported EBITDA, as adjusted, of $45.2 million for the third quarter of 2011. EBITDA, as adjusted, was $38.3 million in the third quarter of 2010 and $48.2 million in the previous quarter. The financial results for the third quarter of 2011 as compared to the second quarter of 2011 were impacted by the opportunistic nature of fiber sales activity and variable operating expenses associated with the strong connections growth in the third quarter. Fiber revenue declined sequentially due to lower one-time revenues related to dark fiber sales ($4.1 million in Q2 2011 compared to $1.2 million in Q3 2011). Operating expenses increased primarily due to increases in variable expenses such as sales commissions and installation related expenses associated with the increased connection activity during the third quarter.

Knology reported net income for the third quarter of 2011 of $10.3 million, or $0.27 per basic share and $0.26 per diluted share, compared with net income of $5.9 million, or $0.16 per basic share and $0.15 per diluted share, for the third quarter of 2010 and $14.2 million, or $0.38 per basic share and $0.36 per diluted share, for the previous quarter. Excluding the charges related to the accounting treatment of the company’s debt transactions and interest rate swaps, Knology posted net income of $8.6 million for the third quarter of 2011 compared with net income of $7.0 million for the third quarter of 2010 and $13.1 million for the previous quarter.

Total connections for the third quarter of 2011 increased by 671, representing 11,972 net gained RGUs, excluding 11,301 connections sold in the Troy, AL divestiture that closed during the third quarter. Total connections at the end of the third quarter of 2011 were 793,583 representing a 13.3% increase since September 30, 2010. Excluding the Troy transaction, Knology’s data, video and voice connections increased 6,590, 2,093, and 3,289, respectively, during the third quarter. Including the connections sold associated with the Troy, AL divestiture, Knology’s data, video and voice connections increased/(decreased) by 2,622, (5,240) and 3,289, respectively, during the quarter.

Average monthly revenue per connection for the third quarter of 2011 was $55.14, which represents an increase from $53.76 for the third quarter of 2010. Average monthly connection churn was 2.9%, compared to churn of 2.7% for the same period one year ago and 2.9% in the second quarter of 2011.

Third Quarter Key Operating Metrics

	Q3	Q3	% Change
	2011	2010	vs. Q3 2010
Marketable Homes Passed	1,081,313	972,038	11.2%

Connections
Video	257,929	231,355	11.5%

Voice
On-Net	262,080	241,165	8.7%
Off-Net	14,274	13,270	7.6%
Total Telephone	276,354	254,435	8.6%

Data
High Speed Data	258,715	213,808	21.0%
Dial-Up	585	878	-33.4%
Total Data	259,300	214,686	20.8%

Total On-Net Connections	778,724	686,328	13.5%
Total Connections	793,583	700,476	13.3%

Residential Connections	675,821	593,088	13.9%
Business Connections	117,762	107,388	9.7%

Average Monthly Revenue
Per Connection	$55.14	$53.76
Average Monthly Connection
Churn	2.9%	2.7%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the third quarter 2011, which will be broadcast live over the Internet, on Tuesday, November 8, 2011 at 8:30 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Tuesday, November 22, 2011, by dialing 855-859-2056 or local 404-537-3406. You will need to refer to Confirmation I.D. 20850181.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visitwww.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; loss on disposal of discontinued operations; debt modification expense; gain (loss) on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net income for the three and nine month periods ended September 30, 2010 and 2011 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net income for the three and nine month periods ended September 30, 2010 and 2011 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating Revenues:
Video	$58,591	$50,510	$177,468	$150,173
Voice	34,562	31,797	100,675	95,575
Data	32,853	26,195	95,455	77,911
Other	3,961	4,375	15,696	12,323
Total Revenue	129,967	112,877	389,294	335,982

Direct costs	41,233	36,710	124,348	109,210
Selling, general and administrative expenses	45,477	40,063	130,272	116,609
Depreciation and amortization	24,715	20,832	71,618	64,525
Operating Income	18,542	15,272	63,056	45,638

Interest income	1	74	67	288
Interest expense	(9,606)	(8,349)	(29,422)	(31,129)
Debt modification expense	0	0	(225)	0
Non-cash gain (loss) on interest rate swaps	1,748	(651)	3,898	2,963
Non-cash amortization of deferred loss on interest rate swaps	0	(451)	0	(9,450)
Other income (loss), net	(28)	37	(317)	139
Income from Continuing Operations	10,657	5,932	37,057	8,449
Loss from Discontinued Operations	(330)	0	(330)	0

Net Income	$10,327	$5,932	$36,727	$8,449

Basic net income per share	$0.27	$0.16	$0.98	$0.23

Diluted net income per share	$0.26	$0.15	$0.94	$0.22

Basic weighted average shares outstanding	37,670,708	37,031,429	37,411,427	36,811,646

Diluted weighted average shares outstanding	39,176,974	39,128,436	38,994,227	38,856,821

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	9/30/2011
ASSETS	(unaudited)	12/31/2010

Current assets:
Cash and cash equivalents	$65,031	$47,120
Restricted cash	2,164	1,401
Certificates of deposit	1,220	6,105
Accounts receivable, net	38,616	37,504
Prepaid expenses and other	4,723	3,373
Total current assets	111,754	95,503

Property, plant & equipment, net	420,294	400,347
Investments	11,894	4,011
Debt issuance & debt modification costs, net	11,403	8,167
Goodwill, intangible assets and other	291,276	279,650

Total assets	$846,621	$787,678

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$14,257	$9,561
Accounts payable	28,577	28,217
Accrued liabilities	22,617	20,360
Unearned revenue	17,401	16,949
Interest rate swaps	2,801	0
Total current liabilities	85,653	75,087

Long term debt, net of current portion	733,140	721,751
Interest rate swaps	20,349	6,699
Total liabilities	839,142	803,537

Common stock	377	372
Additional paid in capital	617,446	610,492
Accumulated other comprehensive income	(20,348)	0
Accumulated deficit	(589,996)	(626,723)
Total stockholders’ equity (deficit)	7,479	(15,859)

Total liabilities and stockholders’ equity	$846,621	$787,678

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income Unaudited (In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$10,327	$5,932	$36,727	$8,449
Depreciation and amortization	24,715	20,832	71,618	64,525
Non-cash stock compensation	1,562	1,500	5,070	4,441
M&A integration and restructuring expense	334	705	1,060	787
Loss on disposal of discontinued operations	330	0	330	0
Interest expense, net	9,605	8,275	29,355	30,841
Debt modification expense	0	0	225	0
Non-cash (gain) loss on interest rate swaps	(1,748)	651	(3,898)	(2,963)
Non-cash amortization of deferred loss on interest rate swaps
	0	451	0	9,450
Other (income) loss	28	(37)	317	(139)
EBITDA, as adjusted	$45,153	$38,309	$140,804	$115,391
Capitalized expenditures	(30,603)	(22,981)	(81,102)	(58,082)
Cash interest paid, net	(8,924)	(10,408)	(24,924)	(31,875)
Free cash flow	$5,626	$4,920	$34,778	$25,434

CONTACT:
Knology, Inc.
M. Todd Holt, President, 706-645-8752
todd.holt@knology.com